Exhibit 99.1

HACKENSACK, NJ, December 16, 2011 – First Real Estate Investment Trust (“FREIT”) announced its operating results for the year and three-months ended October 31, 2011. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Year Ended October 31, 2011	Three Months Ended October 31, 2011
* Net Income Per Share-Basic:	$0.77	$0.22
* Dividends Per Share:	$1.20	$0.30
* FFO Per Share-Basic:	$1.61	$0.45
* FFO Payout:	74.5%	66.7%
* Average Residential Occupancy:	95.2%	95.9%
* Average Commercial Occupancy:	89.6%	89.1%

RESULTS OF OPERATIONS

Summary revenue and net income attributable to common equity for the fiscal years ended October 31, 2011 (“Fiscal 2011”) and October 31, 2010 (“Fiscal 2010”), as well as for the three months ended October 31, 2011 (“Current Quarter”) and October 31, 2010 (“Prior Year’s Quarter”) are as follows:

	Year Ended October 31,			Three Months Ended October 31,
	2011	2010	Change	2011	2010	Change
	(in thousands, except per share)			(in thousands, except per share)
Real estate revenues:
Commercial properties	$24,333	$24,923	$(590)	$6,296	$6,166	$130
Residential properties	19,724	19,130	594	4,999	4,831	168
Total real estate revenue	44,057	44,053	4	11,295	10,997	298

Operating expenses:
Real estate operations	18,138	18,607	(469)	4,659	4,369	290
General and administrative	1,543	1,567	(24)	354	334	20
Depreciation	6,109	6,053	56	1,549	1,497	52
Total operating expenses	25,790	26,227	(437)	6,562	6,200	362

Operating income	18,267	17,826	441	4,733	4,797	(64)

Investment income	101	122	(21)	24	27	(3)

Financing costs	(11,655)	(13,817)	2,162	(2,931)	(5,114)	2,183
Net income (loss)	6,713	4,131	2,582	1,826	(290)	2,116
Net (income) loss attributable to noncontrolling interests	(1,335)	280	(1,615)	(292)	1,023	(1,315)
Net income attributable to common equity	$5,378	$4,411	$967	$1,534	$733	$801

Earnings per share-basic (attributable to common equity)	$0.77	$0.64	$0.14	$0.22	$0.11	$0.12

Weighted average shares outstanding	6,942	6,942		6,942	6,942

Total real estate revenue for Fiscal 2011 increased slightly to $44,057,000 compared to $44,053,000 for Fiscal 2010. For the Current Quarter, total real estate revenue increased 2.7% to $11,295,000 compared to $10,997,000 for the Prior Year’s Quarter. Net income attributable to common equity (“Net Income-Common Equity”) for Fiscal 2011 was $5,378,000 ($0.77 per share basic) compared to $4,411,000 ($0.64 per share basic) for Fiscal 2010. Net Income-Common Equity for the Current Quarter was $1,534,000 ($0.22 per share basic) compared to $733,000 ($0.11 per share basic) for the Prior Year’s Quarter. Included in interest expense for Fiscal 2010 and the Prior Year’s Quarter was a $2.1 million prepayment penalty related to the early extinguishment of debt and the subsequent debt refinancing at FREIT’s Westwood Hills property. The impact of the prepayment penalty on Net Income-Common Equity for Fiscal 2010 was $840,000 ($0.12 per share basic). The refinancing increased FREIT’s cash reserves by $2.2 million, reduced interest expense on the new loan from 6.6% (weighted-average) to 4.62%, and extended the maturity of the loan 7 years. (Refer to the segment disclosure below for a more detailed discussion on the financial performance of FREIT’s commercial and residential segments.)

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SEGMENT INFORMATION

The following table sets forth comparative operating data for FREIT’s real estate segments:

	Commercial					Residential				Combined
	Year Ended					Year Ended				Year Ended
	October 31,			Increase (Decrease)		October 31,		Increase (Decrease)		October 31,
	2011		2010	$	%	2011	2010	$	%	2011	2010
	(in thousands)					(in thousands)				(in thousands)
Rental income	$18,560		$18,634	$(74)	-0.4%	$19,398	$18,872	$526	2.8%	$37,958	$37,506
Reimbursements	5,374		5,923	(549)	-9.3%	—	—	—		5,374	5,923
Other	182		156	26	16.7%	326	258	68	26.4%	508	414
Total revenue	24,116		24,713	(597)	-2.4%	19,724	19,130	594	3.1%	43,840	43,843

Operating expenses	9,561		9,702	(141)	-1.5%	8,577	8,905	(328)	-3.7%	18,138	18,607
Net operating income	$14,555		$15,011	$(456)	-3.0%	$11,147	$10,225	$922	9.0%	25,702	25,236
Average
Occupancy %	89.6%	(1)	89.8%		-0.2%	95.2%	94.3%		0.9%

Reconciliation to consolidated net income:
Deferred rents - straight lining	242	240
Amortization of acquired leases	(25)	(30)
Investment income	101	122
General and administrative expenses	(1,543)	(1,567)
Depreciation	(6,109)	(6,053)
Financing costs	(11,655)	(13,817)
Net income	6,713	4,131
Net (income) loss attributable to noncontrolling interests	(1,335)	280
Net income attributable to common equity	$5,378	$4,411

	Commercial					Residential				Combined
	Three Months Ended					Three Months Ended				Three Months Ended
	October 31,			Increase (Decrease)		October 31,		Increase (Decrease)		October 31,
	2011		2010	$	%	2011	2010	$	%	2011	2010
	(in thousands)					(in thousands)				(in thousands)
Rental income	$4,718		$4,593	$125	2.7%	$4,928	$4,747	$181	3.8%	$9,646	$9,340
Reimbursements	1,463		1,465	(2)	-0.1%	—	—	—		1,463	1,465
Other	42		38	4	10.5%	71	84	(13)	-15.5%	113	122
Total revenue	6,223		6,096	127	2.1%	4,999	4,831	168	3.5%	11,222	10,927

Operating expenses	2,363		2,365	(2)	-0.1%	2,296	2,004	292	14.6%	4,659	4,369
Net operating income	$3,860		$3,731	$129	3.5%	$2,703	$2,827	$(124)	-4.4%	6,563	6,558
Average
Occupancy %	89.1%	(1)	89.6%		-0.5%	95.9%	94.3%		1.6%

Reconciliation to consolidated net income:
Deferred rents - straight lining	80	78
Amortization of acquired leases	(7)	(8)
Investment income	24	27
General and administrative expenses	(354)	(334)
Depreciation	(1,549)	(1,497)
Financing costs	(2,931)	(5,114)
Net income (loss)	1,826	(290)
Net (income) loss attributable to noncontrolling interests	(292)	1,023
Net income attributable to common equity	$1,534	$733

(1) Represents average “economic” occupancy, (based upon the payment of rent for leased space), as opposed to “physical” occupancy, (based upon possession and use of leased space). Actual physical occupancy would be 87.9% and 84.8% for the full year and 4th Quarter 2011, respectively. This decrease in physical occupancy as compared to economic occupancy is primarily attributable to a vacancy at FREIT’s Westridge Square Shopping Center .Giant Supermarket elected not to renew its lease for 55,330 sq ft at the Westridge Square Shopping Center and vacated the space during May, 2011, but continued paying rent through October 31, 2011.(See discussion under the caption “Commercial Segment” below.)

The above table details the comparative net operating income (“NOI”) for FREIT’s Commercial and Residential Segments, and reconciles the combined NOI to consolidated Net Income-Common Equity. NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

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COMMERCIAL SEGMENT

FREIT’s commercial properties consist of ten (10) properties totaling approximately 1,139,000 sq. ft. of retail space and 138,000 sq. ft. of office space for Fiscal 2011. Seven (7) are multi-tenanted retail or office centers, and one is a single tenanted store. In addition, FREIT has two parcels of land, from which it receives rental income. One is from a tenant who has built and operates a bank branch on land FREIT owns in Rockaway, NJ. The other is from a tenant who has built and operates a bank branch on land FREIT owns in Rochelle Park, NJ. As indicated in the table above under the caption Segment Information, total rental revenue and NOI from FREIT’s commercial segment for Fiscal 2011 decreased by 2.4% and 3.0%, respectively, as compared to Fiscal 2010. The primary reason for the decrease in revenue for Fiscal 2011 was lower expense reimbursements stemming from prior year common area maintenance adjustments recorded in Fiscal 2011, which also affected the reduction in NOI. For the Current Quarter, total rental revenue and NOI increased 2.1% and 3.5%, respectively, over the Prior Year’s Quarter. The increase in total revenue and NOI was primarily attributable to a $140,000 lease termination fee relating to a tenant that cancelled their lease at the Grande Rotunda.

Although the U.S. economy has recovered from the recession, the rate of recovery has been much slower than anticipated. Forecasts for economic growth and job gains over the next year have been downsized, due in large part to the recent turbulence in the US and global markets. Retail sales over the past year have posted slight gains, although among retailers, results have been mixed. The biggest problem in our areas of operations continues to be unemployment, renewing consumers’ concerns about their jobs, resulting in a reluctance to increase spending. Exclusive of the Giant Supermarket space that was vacated during May 2011 (see discussion below), tenant fall-out at our other properties has been minor, as average occupancy rates for fiscal 2011 (exclusive of the Damascus Center, which has recently completed a major redevelopment project), decreased 0.2% from last year’s comparable period.

At Westridge Square, a major tenant, Giant Supermarket, has elected not to extend its lease beyond October 31, 2011, and has vacated its space at the center during May 2011. However, Giant continued to pay their monthly rent in accordance with its lease through October 31, 2011. FREIT is actively pursuing the leasing of the space vacated by Giant. It is FREIT’s intention to re-lease the space to a new tenant or tenants that will enhance the shopping experience at Westridge. However, the space is vacant and no rent will be received from the space beginning November 1, 2011 unless or until FREIT is able to re-lease the space, and it is occupied by a new tenant(s). Additionally, FREIT expects to incur leasing costs and tenant improvement costs associated with re-leasing the space. The vacancy will adversely affect FREIT’s operating results in fiscal 2012, and the effect of the vacancy will depend upon the outcome and timing of FREIT’s re-leasing efforts for this space. The potential impact on FREIT’s per share earnings for Fiscal 2012 is estimated at approximately $0.10 per share assuming the vacant space is not leased for the entire year.

Construction related to the expansion and renovation of the Damascus Center was completed in November 2011. We are currently in the negotiation process with potential tenants for the new, currently available space constructed in the final phase (Phase III) of this project.

RESIDENTIAL SEGMENT

FREIT operates nine (9) multi-family apartment communities totaling 1,075 apartment units. As indicated in the table above, total rental revenue and NOI from FREIT’s residential segment for Fiscal 2011 reflected increases of 3.1% and 9.0%, respectively, over Fiscal 2010. The increase in total revenue and NOI for Fiscal 2011 is primarily attributable to higher base rental income at many of our residential properties, overall lower operating costs for the current year, and a $235,000 insurance recovery relating to storm damages incurred and expensed last year at FREIT’s Pierre Towers apartment complex. The insurance recovery has been recorded as an offset within operating expenses. The positive operating results for Fiscal 2011 reflect the upward movement of occupancy levels, as evidenced by average occupancy increasing 0.9% as compared to Fiscal 2010. Total rental revenue for the Current Quarter increased 3.5% over last year’s comparable quarter. NOI for the Current Quarter decreased 4.4% over the Prior Year’s Quarter primarily attributable to higher real estate taxes for the Current Quarter.

FREIT continues to pursue the sale of the Palisades Manor Apartments, in Palisades Park, NJ, the Grandview Apartments in Hasbrouck Heights, NJ, and the Heights Manor Apartments in Spring Lake Heights, NJ. The decision to pursue the sale of these properties was based on the Board’s desire to re-deploy the net proceeds arising from the sale to real estate assets in other areas of FREIT’s operations. It is not possible for management to estimate when a sale of any of these properties will occur.

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Funds From Operations (“FFO”)

Many consider FFO as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Year Ended October 31,		Three Months Ended October 31,
	2011	2010	2011	2010
	($ in thousands, except per share)		($ in thousands, except per share)

Net income (loss)	$6,713	$4,131	$1,826	$(290)
Depreciation	6,109	6,053	1,549	1,497
Amortization of deferred leasing costs	282	284	67	76
Deferred rents (Straight lining)	(242)	(240)	(80)	(78)
Amortization of acquired leases	25	30	7	8
Capital Improvements - Apartments	(474)	(363)	(107)	(109)
Distributions from operations to noncontrolling interests	(1,267)	(1,022)*	(123)	—
FFO	$11,146	$8,873	$3,139	$1,104

FFO Per Share-Basic	$1.61	$1.28	$0.45	$0.16

Weighted Average Shares Outstanding	6,942	6,942	6,942	6,942

* Excludes $3,360,000 of distributions to noncontrolling interests arising from proceeds related to a mortgage refinancing.

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be directly comparable.

DIVIDENDS

The Current Quarter dividend of $0.30 per share was paid on December 15, 2011 to shareholders of record on December 1, 2011.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $243 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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